SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549


                            FORM 8-K
                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)  January 15, 1996

              Commission File Number    0-14973



                           UNICO, INC.
     (Exact name of registrant as specified in its charter)


          New Mexico                             85-0270072
(State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization)              Identification No.)

    1921 Bloomfield Blvd.,   Farmington, New Mexico    87401
    (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code    (505) 326-2668

ITEM 2. ACQUISITION OF ASSETS

     (a) On January 15, 1996 the Registrant acquired 50,000 shares of Chatfield Dean & Co. Series B Preferred Stock for $500,000. The shares bear a 7% cumulative dividned.

ITEM 5. OTHER EVENTS

     (a) On January 15, 1996 the Registrant executed a Letter of Intent with Chatfield Dean & Co., ("Chad") setting out the terms of a proposed acquisition, by the Registrant, of all of the outstanding Common and Preferred stock of Chad. Chad is a full service investment banking firm based in Englewood Colorado. Under the terms contemplated by this agreement, majority control of the Registrant will vest with the current shareholders of Chad if the proposed merger is completed.

            Initially, it is anticipated that the Registrant will issue 1,500,000 new shares of it's Common Stock and up to 1,160,000 shares of a Class C Junior Convertible Preferred shares in exchange for all outstanding stock of Chad. The Class C shares shall be convertible on a one-to-one basis into Unico Common shares and will be issued to participants of Chad's Employee Stock Bonus Plan.

            In addition, the Registrant will reserve up to 2,000,000 shares of Series A Convertible Preferred shares to be held for exchange of Chatfield Series A Preferred shares under a private placement which is currently in process, (see Item 2(a) of this Form 8-K). The exchange ratio for the Series A Preferred will be 2.666 shares of Unico, to 1 share of Chatfield Dean Series A Preferred.

            Further, the Registrant will reserve up to $2,000,000 worth of Series B Preferred shares and up to 200,000 Warrants with a strike price of $3.00 for exchange of Chad Series B Preferred and Warrants.

            A copy of the Letter of Intent as executed by both parties is filed herein as an Exhibit 28 and is hereby made part of this Form 8-K.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c) Exhibit 28 - Letter of Intent dated January 15, 1996 as to proposed acquisition of outstanding stock of Chatfield Dean & Co. by Registrant.



                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                            UNICO, INC.
                           (Registrant)



Date: January 19, 1996

By  Rick L. Hurt

Rick L. Hurt
Controller, Secretary,
Treasurer and Director